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                                                          EXHIBIT 99.3


                                  TENDER FOR
                       $3.50 CONVERTIBLE PREFERRED STOCK
                                      OF
                              UNOCAL CORPORATION
                                IN EXCHANGE FOR
                    % TRUST CONVERTIBLE PREFERRED SECURITIES
                                      OF
                             UNOCAL CAPITAL TRUST

To Registered Holders and Depository  Trust Company Participants:

  We are enclosing herewith the material listed below relating to the Exchange Offer (as defined herein) by Unocal Corporation, a Delaware corporation ("Unocal"), to exchange % Trust Convertible Preferred Securities of Unocal Capital Trust, a Delaware statutory business trust (the "Trust"), representing preferred undivided beneficial interests in the assets of the Trust (the "Trust Convertible Preferred Securities"), for up to all of the 10,250,000 shares of its outstanding $3.50 Convertible Preferred Stock (the "$3.50 Convertible Preferred Stock").

  The Exchange Offer will be effected on the basis of (A) that amount of Trust Convertible Preferred Securities having an aggregate liquidation amount equal to the greater of (1) the redemption price for a share of the $3.50 Convertible Preferred Stock as of the Exchange Amount Determination Date (as defined herein), plus accumulated and unpaid dividends thereon to but excluding the Expiration Date (as defined herein), or (2) the Market Value (as defined herein) of the number of shares of the common stock, par value $1.00 per share (the "Common Stock"), of Unocal into which a share of the $3.50 Convertible Preferred Stock is convertible as of the Exchange Amount Determination Date, for (B) each share of $3.50 Convertible Preferred Stock validly tendered and accepted for exchange in the Exchange Offer, and upon the
terms and subject to the conditions set forth in the Prospectus, dated      ,
1996 (the "Prospectus"), of Unocal and the Trust, and the related Letter of Transmittal (which, together with the Prospectus, constitutes the "Exchange Offer").

  The Trust Convertible Preferred Securities have a liquidation amount of $50 per security. The current redemption price for a share of the $3.50 Convertible Preferred Stock is $52.10. The current conversion ratio on the $3.50 Convertible Preferred Stock is 1.626 shares of Common Stock for each share of $3.50 Convertible Preferred Stock. Unocal will pay amounts of less than $50 due to a holder of $3.50 Convertible Preferred Stock for such exchange in cash in lieu of issuing a fractional Trust Convertible Preferred Security. The "Exchange Amount Determination Date" will be the second business day before the Expiration Date. "Market Value" means the average of the daily closing price for one share of the Common Stock as reported on the New York Stock Exchange Composite Transaction listing for the five trading days immediately preceding the Exchange Amount Determination Date.

  Enclosed herewith are copies of the following documents:

  1.Prospectus, dated      , 1996;

  2.Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

  3.Notice of Guaranteed Delivery; and

  4. Letter which may be sent to your clients for whose account you hold shares of the $3.50 Convertible Preferred Stock in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

  We urge you to contact your clients promptly. Please note that the Exchange
Offer will expire at 12:00 midnight, New York City time, on      , 1996,
unless extended (the "Expiration Date").
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  The Exchange Offer is conditioned on the receipt for exchange of at least
4,000,000 shares of the $3.50 Convertible Preferred Stock and certain other conditions described in the Prospectus, which conditions may be waived by Unocal.

  D. F. King & Co., Inc. has been appointed Information Agent for the Exchange Offer. All questions relating to the Exchange Offer, as well as requests for assistance or additional copies of the Prospectus or the Letter of Transmittal, may be directed to D. F. King & Co., Inc., New York, New York, telephone (800) 669-5550.

  Unocal will not pay any fee or commission to any broker or dealer or to any other persons (other than the Dealer Managers and the Exchange Agent) in connection with the solicitation of tenders of shares of $3.50 Convertible Preferred Stock pursuant to the Exchange Offer. Unocal will pay or cause to be paid any transfer taxes payable on the transfer of shares of $3.50 Convertible Preferred Stock to it, except as otherwise provided in Instruction 4 of the enclosed Letter of Transmittal.

                                          Very truly yours,

                                          UNOCAL CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF UNOCAL CORPORATION OR THE BANK OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.